UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2008

US FARMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 Rosecrans Street, Suite C San Diego, California	92106
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 488-7775

Copies of Communications to:
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Section 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligations under an Off-Balance Sheet Arrangement.

On September 3, 2008, the Registrant received a default notice from Centaur Farms of Southern California, Inc. (“Centaur”), a California corporation, with respect to the promissory note and security agreement executed on May 1, 2008.  Pursuant to the Secured Promissory Note, the Registrant has agreed to repay $125,000 plus any accrued interest at the rate of 20% per annum to Centaur on September 1, 2008.  The notice relates to the occurrence of a default arising from the Registrant’s failure to pay the principal and interest owing under the promissory note.  Additionally, pursuant to the loan agreement Centaur will be entitled to recover $50,000 in liquidated damages as well as all of its costs and expenses, including reasonable attorney’s fees, in connection with the enforcement of its rights.

As a part of the security agreement with Centaur, the Registrant’s CEO, Mr. Yan Skwara, pledged as a security for the Registrant’s promissory note 12,500,000 shares of Series C Convertible Preferred Stock into escrow on May 1, 2008.  Upon the occurrence of default Centaur may notify the Escrow Agent to deliver the shares of Series C Preferred Stock to them.  Centaur may elect at any time to sell, assign, and deliver all or any part of the shares at any public or private sale for cash, on credit, or for other property at a price of Centaur’s discretion provided that 5 days notice is given to Mr. Skwara of the time and place of any sale.  Additionally, Centaur will be entitled to exercise the right to vote, right to receive cash dividends or distributions, and any other rights and preferences of the Series C Preferred Stock.  A copy of the Certificate of Designation and the Rights and Preferences of Series C Preferred Stock was previously filed as Exhibit 4.8 to Form 8-K filed on August 18, 2008.

Section 9 – Financial Statements and Exhibits

Item 9.01 EXHIBITS

Exhibit Number	Description
99	Notice of Default sent by Centaur Farms of Southern California, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US Farms, Inc.

By: /s/ Yan Skwara
Date: September 16, 2008                                           Yan K. Skwara, Chief Executive Officer